Exhibit 10.1

Prudential Investment Management, Inc. (“PIM”)

The Prudential Insurance Company of America (“Prudential”)

Prudential Retirement Insurance and Annuity Company (“PRIAC”)

Each Prudential Affiliate under the Note Agreement referred to below

c/o Prudential Capital Group

Four Embarcadero Center, Suite 2700

San Francisco, California 94111

July 23, 2010

NORTHWEST PIPE COMPANY

5721 SE Columbia Way, Suite 200

Vancouver, Washington 98661

Re:	Fifth Amendment and Limited Consent to Amended and Restated Note Purchase and Private Shelf Agreement dated as of May 31, 2007

Ladies and Gentlemen:

Reference is made to the Amended and Restated Note Purchase and Private Shelf Agreement, dated as of May 31, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Note Agreement”), by and between Northwest Pipe Company, an Oregon corporation (the “Company”), on the one hand, and PIM, Prudential, PRIAC and each Prudential Affiliate (as therein defined) that becomes bound by certain provisions thereof (together with PIM, Prudential and PRIAC and their respective successors and Transferees, collectively, the “Purchasers”), on the other hand. Capitalized terms used and not otherwise defined herein shall have the meanings provided in the Note Agreement (after giving effect to any amendments of such terms in this letter agreement).

1. Amendments. Pursuant to the request of the Company and the provisions of paragraph 11C of the Note Agreement, and subject to the terms and conditions of this letter agreement, the Purchasers hereby agree with the Company that the Note Agreement shall be amended as follows:

(a) Clause (i) of paragraph 5A is hereby amended and restated in its entirety to read as follows:

“(i)(A) within 121 days after the end of the first fiscal quarter of the Company’s 2010 fiscal year, and within 60 days after the end of each other quarterly fiscal period in each fiscal year of the Company (other than the last quarterly period), segment reporting, consolidated statements of income and cash flows and a consolidated statement of shareholders’ equity of the Company and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP and certified by an authorized financial officer of the Company as fairly presenting, in all material respects, the consolidated financial position of the companies being reported on their consolidated results of operations and changes in financial position, subject to changes resulting from year-end adjustments and the absence of all required footnotes;

Northwest Pipe Company

July 23, 2010

(B) within 60 days after the end of the first fiscal quarter of the Company’s 2010 fiscal year, segment reporting and consolidated statements of income and cash flows of the Company and its Subsidiaries as at the end of such fiscal quarter, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail, and certified by an authorized financial officer of the Company as fairly presenting, in all material respects, the consolidated financial position of the companies being reported on their consolidated results of operations and changes in financial position in accordance with the Company’s accounting practices used in the 2008 fiscal year end audited reports, without regard to any conclusions arising out of the internal investigation being conducted by the Audit Committee of the Company’s Board of Directors or any year-end adjustments resulting from the 2009 audited financial information provided under the clause (ii)(A) of this paragraph 5A;”

(b) Clause (ii) of paragraph 5A is hereby amended and restated in its entirety to read as follows:

“(ii)(A) within 211 days after the end of the Company’s 2009 fiscal year, and within 105 days after the end of each other fiscal year of the Company, segment reporting, consolidated statements of income and cash flows and a consolidated statement of shareholders’ equity of the Company and its Subsidiaries for such year, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail and prepared in accordance with GAAP and, as to the segment reporting and consolidated statements, reported on by independent public accountants of recognized national standing, selected by the Company whose report shall be without a “going concern” or like qualification or exception and without limitation as to scope of the audit;

(B) and within 105 days after the end of the Company’s 2009 fiscal year, segment reporting (for revenue and gross margin only) and consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail and, as to the segment reporting (for revenue and gross margin only) and consolidated statements, certified by an authorized financial officer of the Company as fairly presenting, in all material respects, the consolidated financial position of the companies being reported on their consolidated results of operations and changes in financial position in accordance with the Company’s accounting practices used in the 2008 fiscal year end audited reports, without regard to any conclusions arising out of the internal investigation being conducted by the Audit Committee of the Company’s Board of Directors or any year-end adjustments resulting from the 2009 audited financial information provided under the preceding clause (ii)(A) of this paragraph 5A;”

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July 23, 2010

(c) Clause (iii) of paragraph 5B is hereby amended and restated in its entirety to read as follows:

“(iii) On each of June 30, 2010, July 16, 2010 and July 30, 2010, deliver to each holder of a Note a forecast prepared by management of the Company, in a form satisfactory to the Required Holders, of the weekly cash flows of the Company and its Subsidiaries for the periods commencing on July 5, 2010, July 19, 2010 and August 2, 2010, respectively, and ending 13 weeks thereafter, together with a statement of the actual cash flows of the Company and its Subsidiaries since the date of the then-most recently delivered cash flow forecast and a description of material variances between forecast cash flows and actual cash flows for such period; and”

(d) A new clause (iv) is hereby added to paragraph 5B in proper numeric order to read as follows:

“(iv) No later than July 30, 2010, deliver to each holder of a Note a revised financial projection model and business plan for the Company and its Subsidiaries, in form and substance satisfactory to the Required Holders, together with a written review and assessment thereof by an independent certified public accountant or consultant acceptable to the Required Holders, whose engagement arrangements (including engagement letter) shall also be acceptable to the Required Holders.”

(e) Clause (v) of paragraph 7A is hereby amended and restated in its entirety to read as follows:

“(v) the Company fails to perform or observe any agreement contained in paragraphs 5A, 5B, 5J or paragraph 6; or”

(f) The defined term “Consolidated EBITDA” appearing in paragraph 10B is hereby amended and restated in its entirety, as of March 30, 2010, as follows:

“ “Consolidated EBITDA” shall mean, for any period of determination, net income (or loss) of the Company and its Subsidiaries on a consolidated basis for such period as determined in accordance with GAAP, plus, to the extent deducted in the calculation thereof, (i) consolidated interest expense, (ii) consolidated depreciation and amortization expense, (iii) consolidated income tax expense of the Company and its Subsidiaries, (iv) noncash expenses relating to stock options, and (v) one-time accounting fees, attorneys fees and similar costs and expenses of up to $1,700,000 in the aggregate incurred by the Company during the first fiscal quarter of the Company’s 2010 fiscal year in connection with the internal accounting investigation, and the related investigation by the U.S. Securities and Exchange Commission, described in the Company’s Form 8-K filed with the U.S. Securities and Exchange Commission on March 16, 2010. Consolidated EBITDA shall not include (a) extraordinary gains; (b) expenses of up to $1,500,000 arising from the sale of the Company’s Riverside, California

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July 23, 2010

facility and the consolidation of those operations with its Adelanto, California facility and incurred within 12 months of the sale, so long as the net proceeds received by the Company from such sale equal or exceed the amount of such expenses; (c) any gains resulting from the sale or other disposition of capital assets (other than gains on sales related to the sale-leaseback of equipment or assets sold in the ordinary course of business); (d) undistributed earnings of non-Subsidiary investments; (e) gains arising from changes in accounting principals; (f) gains arising from the write-up of assets (except in the normal course of business related to accounting reconciliation); (g) any gains resulting from the early retirement or extinguishment of Debt; and (h) any earnings of a Foreign Subsidiary of the Company to the extent that such Foreign Subsidiary is not at the time permitted, whether by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Foreign Subsidiary to convert such earnings into United States currency or repatriate such earnings to the Company or any other Domestic Subsidiary which is the parent corporation of such Foreign Subsidiary. Notwithstanding anything to the contrary herein, if the Company or a Subsidiary divests itself of a Subsidiary or a business unit (it being understood and agreed that the sale of real property no longer used or useful in the ongoing operations shall not be deemed to constitute the sale of a business unit) or acquires a Person that becomes a Subsidiary or a group of assets constituting a business unit, in either case during the relevant period of computation for Consolidated EBITDA, then, solely for purpose of determining Consolidated EBITDA, such divestiture or acquisition will be deemed to have been consummated on the first day of the relevant period of computation; provided that Consolidated EBITDA shall include the operating results of such a Person or business unit prior to the date of its acquisition only if such operating results are based on audited financial statements, pro forma financial reporting for acquisitions or divestitures in accordance with the requirements of the SEC, or financial statements that are otherwise reasonably satisfactory to the Required Holders. Unless provided otherwise, Consolidated EBITDA shall be calculated at any time of determination for the four consecutive fiscal quarters ended immediately prior to such time. “

2. Agreement Regarding December 2009 Financial Covenants. The Purchasers hereby agree with the Company that for purposes of determining compliance with the financial covenants set forth in paragraph 6A of the Note Agreement which are to be tested on, at or as of December 31, 2009, the Purchasers and the Company shall use the financial data and other information set forth in the Company’s audited financial statements for fiscal year 2009, which audited statements are to be delivered to the Purchasers pursuant to clause (ii)(A) of paragraph 5A of the Note Agreement, as amended and restated in Section 1(b) above.

3. Limited Consent Regarding Certain Financial Covenants. Pursuant to the request of the Company and the provisions of paragraph 11C of the Note Agreement, and subject to the terms and conditions of this letter agreement, the Purchasers hereby consent to temporarily suspend the application of the financial covenants set forth in each of paragraph 6A(1) (Consolidated Total Debt to EBITDA Ratio), paragraph 6A(4) (Consolidated Senior Funded Debt to EBITDA Ratio) and paragraph 6A(5) (Minimum Consolidated EBITDA) of the Note Agreement, in each case, for the period from April 1, 2010 through, but excluding, July 30, 2010; provided however, that nothing in this section 3 shall be construed to suspend or waive the

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July 23, 2010

Company’s obligations (a) to be in compliance with the foregoing financial covenants as of, and after, July 30, 2010, and (b) to deliver an Officer’s Certificate no later than August 30, 2010 pursuant to paragraph 5A of the Note Agreement, demonstrating compliance with, among other things, each of the financial covenants set forth in paragraph 6A of the Note Agreement as of June 30, 2010. Notwithstanding anything to the contrary in the Note Agreement, the Company and the Purchasers hereby agree that any failure to deliver such Officer’s Certificate (referred to in the preceding sentence) shall constitute an immediate Event of Default.

4. Limitation of Modifications. Each amendment, consent and other modification set forth in this letter agreement shall be limited precisely as written and shall not be deemed to be (a) an amendment, consent or waiver of any other terms or conditions of the Note Agreement or any other document related to the Note Agreement or (b) a consent to any future amendment, consent or waiver. Except as expressly set forth in this letter, the Note Agreement and the documents related to the Note Agreement shall continue in full force and effect.

5. Representations and Warranties. The Company hereby represents and warrants as follows: (a) no Default or Event of Default has occurred and is continuing (other than the Defaults or Events of Default which may have existed prior to, but not after, the effectiveness of this letter agreement), or would result from the transactions contemplated by this letter agreement; (b) the Company’s execution, delivery and performance of the Note Agreement, as modified by this letter agreement, have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, or notice to or action by, any Person (including any governmental authority) in order to be effective and enforceable; (c) the Note Agreement, as modified by this letter agreement, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity; and (d) each of the representations and warranties set forth in paragraph 8 of the Note Agreement is true, correct and complete as of the date hereof (except to the extent such representations and warranties expressly relate to another date, in which case such representations and warranties are true, correct and complete as of such other date).

6. Conditions to Effectiveness. This letter agreement shall become effective on the date on which: (a) the Purchasers shall have received a fully executed and delivered counterpart of this letter agreement executed by the Company; (b) the Purchasers shall have received a fully executed and delivered copy of the fifth amendment to Bank Credit Agreement in form and substance satisfactory to the Purchasers, and each of the conditions precedent in such amendment shall have been previously or concurrently satisfied; (c) the Company shall have paid to, or as directed by, PIM in immediately available funds an amendment fee equal to 0.114% of the principal amount outstanding on the Notes; and (d) the Company shall have paid Bingham McCutchen LLP in immediately available funds its accrued and unpaid legal fees and expenses.

Northwest Pipe Company

July 23, 2010

7. Release; Covenant Not to Sue.

(a) The Company hereby absolutely and unconditionally waives, releases, remises and forever discharges the Purchasers, and any and all of their respective participants, parent corporations, subsidiary corporations, affiliated corporations, related funds, insurers, indemnitors, officers, directors, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys, and each of their respective successors and assigns (each a “Released Party”), from any and all claims, suits, investigations, proceedings, demands, obligations, liabilities, damages, losses, costs, expenses, or causes of action of any kind, nature or description, whether based in law, equity, contract, tort, implied or express warranty, strict liability, criminal or civil statute, common law, or under any state or federal law or otherwise, of any kind or character, known or unknown, past or present, liquidated or unliquidated, suspected or unsuspected, which the Company has had, now has, or might hereafter have, or has made claim to have against any such Released Party with respect to the Note Agreement, the Notes or any other Transaction Document that, in each case, involve events, acts or omissions that have taken place on or before the date hereof, or with respect to the lender-borrower relationship evidenced by the Transaction Documents with respect to acts, omissions or events that have taken place on or before the date hereof. It is the intention of the Company in providing this release that the same shall be effective as a bar to each and every claim, demand and cause of action specified, and in furtherance of this intention it waives and relinquishes all rights and benefits under Section 1542 of the Civil Code of the State of California (or any comparable provision of any other applicable law), which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

The Company acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such claims, demands, or causes of action and agrees that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts. The Company understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(b) The Company, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Released Party above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Released Party on the basis of any claim released, remised and discharged by such Person pursuant to the above release. The Company further agrees that it shall not dispute the validity or enforceability of the Note Agreement, any of the Notes or any of the other Transaction Documents or any of its obligations thereunder. If the Company, or any of its successors, assigns or other legal representations violates the foregoing covenant, such Person, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all reasonable attorneys’ fees and costs incurred by such Released Party as a result of such violation.

8. Counterparts. This document may be executed in multiple counterparts, which together shall constitute a single document.

Northwest Pipe Company

July 23, 2010

9. Governing Law. This letter agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the internal laws of the State of New York, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

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If you are in agreement with the foregoing, please sign the enclosed counterpart of this letter in the space indicated below and return it to the Purchasers at the above address whereupon, subject to the conditions expressed herein, it shall become a binding agreement between the Company, on the one hand, and the Purchasers, on the other hand.

Sincerely,

PURCHASERS

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By:
Title:	Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:
Title:	Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By:	PRUDENTIAL INVESTMENT MANAGEMENT, INC., AS INVESTMENT MANAGER

By:
Title:	Vice President

Accepted and agreed to as of the date first appearing above:

NORTHWEST PIPE COMPANY, an Oregon corporation

By:
Name:	Stephanie J. Welty
Title:	Senior Vice President and Chief Financial Officer